Exhibit 99.01

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Announces Pricing of Senior Notes Offering

SANTA CLARA, Calif. Dec. 4, 2012 — Intel Corporation today announced the pricing of four series of senior unsecured notes for an aggregate principal amount of $6.0 billion pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

Of these notes, $3.0 billion will mature on Dec. 15, 2017 and will bear interest at an annual rate of 1.35%, $1.5 billion will mature on Dec. 15, 2022 and will bear interest at an annual rate of 2.70%, $750 million will mature on Dec. 15, 2032 and will bear interest at an annual rate of 4.0%, and $750 million will mature on Dec. 15, 2042 and will bear interest at an annual rate of 4.25%. The notes were offered to the public at a price of 99.894% of par in the case of the 2017 notes, 99.573% of par in the case of the 2022 notes, 99.115% of par in the case of the 2032 notes and 99.747% of par in the case of the 2042 notes. The offering is expected to close on Dec. 11, 2012, subject to customary closing conditions.

Intel intends to use the net proceeds from the offering for general corporate purposes and to repurchase shares of its common stock under the company’s existing share repurchase authorization.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers for the offering.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of securities may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from:

J.P. Morgan Securities LLC 383 Madison Avenue, 3rd Floor New York, New York 10179 Attention: High Grade Syndicate Desk Call collect: 1-212-834-4533	Merrill Lynch, Pierce, Fenner & Smith Incorporated 222 Broadway, 11th Floor New York, New York 10038 Attention: Prospectus Department E-mail: dg.prospectus_requests@baml.com Toll-free: 1-800-294-1322

This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the anticipated use of the proceeds of the offering. Intel does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this news release.

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

CONTACTS:	Chuck Mulloy	Mark Henninger
	Media Relations	Investor Relations
	408-765-3484	408-653-9944
	cmulloy@intel.com	mark.h.henninger@intel.com